FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) executed as of May 2, 2006 by and among, NOARK Pipeline Finance, L.L.C., an Oklahoma limited liability company (the “Company”), Southwestern Energy Company, an Arkansas corporation (“Southwestern”) and UMB Bank, N.A. (as successor to The Bank of New York), as Trustee (the “Trustee”).  Capitalized terms used herein and not defined shall have the meanings ascribed to them in that certain Indenture, dated as of June 1, 1998 (the “Indenture”), between the Company and the Trustee.

RECITALS

WHEREAS, the Company has issued a series of notes referred to as the 7.15% Notes Due 2018 (the “Notes”) pursuant to the terms of the Indenture;

WHEREAS, the Company is transferring and conveying (the “Transfer”) to Southwestern all of its assets pursuant to Article X of the Indenture effective as of the date hereof;

WHEREAS, the Transfer is a permitted transaction pursuant to Sections 10.1 and 10.2 of the Indenture provided that the surviving entity expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of and interest on all the Notes according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company;

WHEREAS, Southwestern desires to become the successor to the Company with respect to the Notes and the Indenture as contemplated by Section 10.2 of the Indenture;

WHEREAS, Section 9.1 of the Indenture provides that the Company, when authorized by a resolution of its board of directors, and the Trustee may enter into indentures supplemental to the Indenture without the consent of the Noteholders;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture, effectively supplementing the Indenture as set forth herein, have been duly taken;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Noteholders, as follows:

ARTICLE ONE

1.1

Upon the consummation of the Transfer, Southwestern agrees to assume the due and punctual payment of the principal of and interest on all the Notes according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company.

1.2

Section 14.3 of the Indenture is hereby amended to replace “NOARK Pipeline Finance, L.L.C., 600 Central Park Two, 515 Central Park Drive, Oklahoma City, Oklahoma 74124-0300, Attention President” with “Southwestern Energy Company, P.O. Box 13408, 1083 Sain Street, Fayetteville, Arkansas 72703-1004, Attention: Treasurer”.

ARTICLE TWO

2.1

All of the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture, and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and shall be binding upon all the Noteholders.

2.2

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

2.3

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.4

Nothing in this Supplemental Indenture, express or implied, shall give any person, other than the parties hereto and their successors hereunder and the Noteholders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.  Except as expressly supplemented or amended as set forth in this Supplemental Indenture, the Indenture is hereby ratified and confirmed, and all the terms, provisions and conditions thereof shall be and continue in full force and effect.  The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture as amended and supplemented by this Supplemental Indenture.

2.5

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, except with respect to the execution hereof by the Trustee, or for or in respect of the recitals contained herein, all of which are made solely by the Company and Southwestern.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first written above.

NOARK PIPELINE FINANCE, L.L.C.

By:  Southwestern Energy Company, its Sole
        Member

/s/Greg D. Kerley

Name:  Greg D. Kerley
Title:  Executive Vice President & Chief Financial
          Officer

SOUTHWESTERN ENERGY COMPANY

/s/Greg D. Kerley

Name:  Greg D. Kerley
Title:  Executive Vice President & Chief Financial
          Officer

UMB BANK, N.A.,
as successor Trustee to The Bank of New York as Trustee

/s/  Anthony P. Hawkins

Name:  Anthony P. Hawkins
Title:  Vice President

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